Exhibit 3.0

Filed # C 7407-86
June 10, 2002
In the office of Dean Heller Secretary of State


              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                                       FOR
                           NEVADA PROFIT CORPORATIONS
           (Pursuant to NRS 78.385 and 78.390-After Issuance of Stock)

1.   The name of corporation: Waste Conversion Systems, Inc.

2. The articles have been amended as follows (provide Article numbers, if available): The name of this corporation is Urban Television Network Corporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes, or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 16,000,000.

4.   Signatures (Required)


          /s/ Randy Moseley                                    /s/ Stan Woods
         ------------------                                   ------------------
         President                                            Secretary